Exhibit 10.33

May 16, 2012

David Johnston

Re:	Your Employment Offer

Dear David:

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company as Chief Operating Officer. In that position, you will be an integral part of our team. You will report to Tom Vellios. Your anticipated start date is Monday, June 4th, 2012 and you will be working in the Company’s Philadelphia, Pennsylvania headquarters. Your offer of employment is expressly conditioned on your signing and returning this letter and the attached Non-Disclosure Agreement.

Your annual base salary will initially be $400,000, which will be paid every other week, less payroll deductions and all required withholdings. The first of the month following ninety days of employment, you will be eligible to participate in the health benefit plans that the Company sponsors for the benefit of its employees and their families in accordance with the terms and conditions of such plans. These benefits include: health, dental, vision, life insurance, and short and long term disability. A full benefits outline will be forwarded to you under a separate cover. You will receive three weeks of vacation during the first vacation year (May 1- April 30) and each year thereafter, pro-rated for the portion of the year that you are employed. The Company may modify your compensation and benefits from time to time, as it deems necessary.

Upon execution of this offer letter and the Non-Disclosure Agreement attached hereto and the commencement of your employment with the Company, you will be eligible for the following additional items of compensation:

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Stock Options. Subject to the terms of your option agreement, the Company’s stock option plan, and Board approval, you will be granted a non-qualified stock option to purchase 500,000 shares of common stock of the Company effective on the date your employment commences, which vest over a 4 year period. The per share exercise price of the options will be the greater of (a) the per share fair market value of our common stock as determined by the Board as of the effective date of the grant, and (b) the per share price to the public of our common stock in the IPO for which we filed a registration statement with the SEC on April 18, 2012, provided the IPO closes on or before September 30, 2012. If the IPO has not closed on or before September 30, 2012, the per share exercise price of your options will be fixed at the price in clause (a) of the preceding sentence. Of these options, 50% will vest on the second anniversary of your commencement date, and 6.25% will vest at the end of each of the succeeding eight calendar quarters, subject to your continued employment in good standing on such dates.

In addition, we will recommend to our Board that it authorize our understanding that you will be granted a non-qualified stock option to purchase an additional 100,000 shares of our common stock on each of the first and second anniversaries of your commencement date, subject to your continued employment in good standing on those dates. The per share exercise price of those options will be the per share fair market value of our common stock on the applicable grant date. The vesting terms of these options will be consistent with other options granted by us at or about the time of the grant dates.

The options will otherwise be on terms and conditions generally applicable to our other stock options at the time of grant.

As you know, we are contemplating a reverse stock split in connection with our IPO. The share numbers of the initial 500,000 share grant as well as any subsequent 100,000 share grant assumes the pre-IPO share base and will therefore be adjusted equitably in connection with the reverse stock split (e.g. if the shares have a 2 for 1 reverse spit the initial grant would be adjusted to 250,000 shares), as will the per share exercise price, if it is set before the reverse stock split.

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Bonus: You will be eligible for a maximum potential annual bonus of 75% of your salary, as part of Five Below’s Executive Incentive Bonus plan for 2012. The amount of the bonus will depend on a combination of various measures including achieving Company financial goals (such as sales and cash flow performance). To be eligible to receive the annual performance bonus, you must be actively employed on the date the bonus is paid.

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Severance. If, your employment is terminated by Five Below without “Cause” (other than within twelve months after a change in control) you will be entitled to salary and health benefit continuation for six months following your date of termination (less any amounts earned by you during such six month period). If, however, your employment is terminated by Five Below without “Cause” within the twelve month period following a change in control, you will be entitled to salary and health benefit continuation for twelve months following your date of termination (less any amounts earned by you during such twelve month period). The severance payments referenced in this paragraph will be conditioned on your execution of a Release and Non-Disparagement Agreement in a form acceptable to the Company, which becomes effective within 60 days of your termination of employment. You will not be entitled to any severance payments if you voluntarily terminate your employment with the Company, regardless of the reason.

The severance benefits will begin to be paid as soon as practicable after the Release and Non-Disparagement Agreement becomes irrevocable; provided, however, that if the 60-clay period described in the previous paragraph begins in one taxable year and ends in a second taxable year, such payments and other rights shall not commence until the second taxable year. Notwithstanding anything in this letter to the contrary, all payments to be made upon a termination of employment under this letter will only be made upon a “separation from service” within the meaning of Section 409A of the Code. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this letter are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. § 1.409A-l(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4) (or any successor provision), each payment in a series of payments to you will be deemed a separate payment. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this letter that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to you must be incurred during the term of your employment, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (c) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

For purposes of the above, the term “Cause” shall be defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment as determined in the Company’s discretion (failure to meet performance standards or objectives, by itself, does not constitute Cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “Cause” or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer.

As a Company employee, you will be expected to abide by the Company rules and regulations. In addition, in consideration of your employment, you agree to sign and comply with the Non-

Disclosure Agreement attached hereto as Exhibit A. By executing this letter, you represent that you will not be prevented from performing any of your duties for the Company as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any non-competition, proprietary information or confidentiality agreement) any prior employer.

This letter, together with Exhibit A, forms the complete statement of your agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are excited about working with you and having you as part of our team. If you have any questions regarding this offer, please call me.

If acceptable, please countersign and date this letter in the space provided below and return the original of this letter and Exhibit A to me.

Sincerely,

/s/ Kenneth R. Bull

Kenneth R. Bull

Chief Financial Officer

Attachment

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/ David Johnston	May 16, 2012
David Johnston	Date

FIVE BELOW, INC.

NON-SOLICITATION, NON-DISCLOSURE, NON-COMPETE AND

PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with Five Below, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the past, present and future compensation paid to me by Company, I agree to the following:

1. Proprietary Information

1.1. I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include (a) documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); (b) inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company; and (c) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.

1.2. I have not and will not disclose any Proprietary Information to any person or entity other than other employees of the Company nor have I used or will I use the same for any purposes (other than in the performance of my duties as an employee of the Company) without written approval by an officer of the Company, either during or after my employment with the Company, unless and until such Proprietary Information has become public knowledge through no fault of my own.

1.3. I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which have or shall come into my custody or possession, shall be and are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. All such materials or copies thereof and all tangible property of the Company in my custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

1.4. I agree that my obligation not to disclose or to use information and materials of the types set forth in Sections 1.1 and 1.2 above, and my obligation to return materials and tangible property, set forth in paragraph 1.2 above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to me.

1.5. I agree that for a period of one (1) year from the date of the termination of my engagement by the Company for any reason, I will not, either directly or indirectly, on my own behalf or in the service of, together with, or on behalf of any other person engage or participate, or provide any service to any person that is engaged or plans to engage, in any business that (i) is directly competitive with the Business, (ii) sells at retail product or products at fixed price points of $10 (or integral multiples thereof) or less, or any combination of one or more price points of $10 (or integral multiples thereof) or less (including without limitation the retailer Planet Ten), (iii) sells at retail product or products at fixed priced points of $1 (or integral multiples thereof) or less (including without limitation the retailer Dollar Tree), or (iv) devotes a majority of its sales area to the retail sale of party goods or is known as a party store (including without limitation Party City and Factory Card Outlet).

2. Developments.

2.1. If at any time or times during my employment, including, without limitation, prior to the date of my execution of this agreement, I have (either along or with others) made, conceived, created, discovered, invented or reduced to practice, or I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (hereinafter, “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company in connection with such customer’s or supplier’s activities with the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results (or resulted) from tasks assigned to me by the Company or (iii) results (or resulted) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and/or shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any right, title and interest (including, but not limited to, any copyrights and trademark rights) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2. I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

3. Conflicting Employment and Non-Competition. I agree that, during the term of my employment with the Company that I will not engage in any activities that conflict with my obligations to the Company.

4. Solicitation of New Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage to take away employees of the Company, either for myself or for any other person or entity.

5. Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 3 and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement I further agree that no bond or other security shall be required in obtaining such equitable relief and, I hereby consent to the issuance of such injunction and to the ordering of specific performance. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof. In the event that the Company is the prevailing party in any action or proceeding under this letter agreement, then you shall pay all costs and expenses incurred by the Company in connection therewith (including, without limitation, reasonable attorney’s fees).

6. Miscellaneous.

6.1. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

6.2. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and agreements between us. No modification of or amendment to the Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If any court determines that any provision of this agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable

6.3. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

6.4. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

6.5. Acknowledgement. By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.

6.6. Counterparts. This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.

ACCEPTED AND AGREED:

/s/ David Johnston
Name:	David Johnston
Date:	May 16, 2012